Exhibit 4.38

LOAN AGREEMENT

Party A: Shanghai Zhengduo Information Technology Co., Ltd.

Representative:

Address: Building No.3, 700 Yishan Road, Xuhui District, Shanghai 200233, the People’s Republic of China

Telephone Number: 021-33979999

Party B: Shanghai Tonghua Network Technology Co., Ltd.

Representative: XIAO Yang

Address:

Telephone Number:

(In this Agreement, Party A and Party B are called collectively as the “Parties” and respectively as “Party” or “Other Party”)

WHEREAS:

1.	Whereas, Party A had concluded a Cooperation Agreement that established Party B, with XIAO Yang and DOU Hao, the shareholders of Party B, in 2009, in which Party A agree to provide assistance to Party B in its early stage of establishment.

2.	Party A provided a 6 million RMB loan to Party B in April 2012 ( the contract number of Party A is :HT0812030001). Party A recognized that this 6 million RMB loan is included in the promised range of assistance which is 10 million RMB under Article 3 of the Cooperation Agreement.

3.	Until the date this Agreement is signed, Party A has already provide financial support to Party B (in addition to the aforementioned loans) in a sum of 1.05 million RMB to pay for the rent, utilities, property management fees and other expenses.

4.	Now, in order to develop games by Party B, Party A agrees to provide another 6 million loan to Party B.

After friendly negotiations, Party A and Party B concluded this loan agreement to clarify the Parties’ rights and obligations as follows.

Article 1. The amount of the loan is six million RMB (RMB6, 000,000).

Article 2. Party B shall use the loan for game development of Shanghai Tonghua Network Technology Co., Ltd. Party B recognizes that the 2.95 million RMB out of 6 million RMB loan under Article 1 is included in the promised range of assistance which is 10 million RMB under Article 3 of the Cooperation Agreement. The remaining 3.05 million RMB is beyond the promised 10 million RMB assistance.

Article 3. Under the provisions and conditions of this Agreement, Party A has provided an interest-free loan to Party B without consideration.

Article 4. Pledge.

XIAO Yang and DOU Hao, the shareholders of Party B, pledge all their equity interests held in Party B to guarantee the repayment of the loan.

Article 5. Repayment.

Party B shall repay the loan under this Agreement with its profits by priority.

Article 6. Warranties.

1.	Party B shall use the loan in accordance with the provisions of this Agreement, and shall not use the loan for other purposes or in connection with illegal activities.

2.	Party B shall repay the loan within the term under this Agreement.

3.	Party B is obliged to accept Party A’s inspection and supervision on the usage of loan, as well as the implementation of plan, the state of operation, management, financial activities, inventory of material, etc. Party B shall provide Party A with relevant plans, statistics, financial statements and materials.

Article 7. Liabilities for Breach.

1.	Party B’s Liabilities for Breach

a)	If Party B doesn’t use the loan in accordance with the provisions under this Agreement, Party A shall have the right to withdraw all or part of the loan. At the same time, Party B shall be held liable for the breach of contract.

b)	If Party B doesn’t repay the loan upon due date, Party A shall have the right to recover the entire amount of the loan. At the same time, Party B shall be held liable for the breach.

c)	If Party B uses the loan in connection with illegal activities, Party A shall have the right to recover the entire amount of the loan. In serious cases, Party B shall be handed over to judicial authority to investigate into criminal responsibilities.

Article 8. Resolution of Disputes.

If any dispute shall arise in connection with the performance of this agreement, the Parties may solve the disputes by good faith negotiations. If the dispute cannot be resolved through good faith negotiations, either party may submit the dispute to be resolved by the People’s Court at Party A’s location.

Article 9. Miscellaneous.

1.	No party may modify or terminate this Agreement without authorization. If either party requests to modify or terminate this Agreement, the party should timely notice the other party in writing and then reach a written amendment with the other party.

2.	In the event that there are outstanding issues under this Agreement, the Parties should negotiate and make a supplemental agreement. The effectiveness of the supplemental agreement shall be the same as this Agreement.

3.	This Agreement is made in two counterparts that shall take effect upon seal by both parties. Party A and Party B shall each have one counterpart, the effectiveness of which shall be the same.

Party A: Shanghai Zhengduo Information Technology Co., Ltd. (Seal)

Representative:

Party B: Shanghai Tonghua Network Technology Co., Ltd. (Seal)

Representative:

Date:

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